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                                                                     Exhibit 4.6

                         SECURITIES PURCHASE AGREEMENT


          SECURITIES PURCHASE AGREEMENT dated as of June 10, 1996 among RBX GROUP, INC., a Delaware corporation (the "Company"), and American Industrial Partners Capital Fund, L.P. (the "Purchaser").

          This Agreement provides for the purchase (the "Purchase") by the Purchaser of 100,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), all upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

          Section 1. Purchase of Shares. On the date of execution of this Agreement, (i) the Purchaser shall purchase, and the Company shall sell to the Purchaser, 100,000 shares of Common Stock at $100 per share for a total purchase price of Ten Million Dollars ($10,000,000), and (ii) the Purchaser shall execute the Stockholders Agreement in the form of Exhibit A hereto (the "Stockholders Agreement"). The purchase price for the Common Stock purchased by the Purchaser pursuant to this Section 1 shall be payable by certified check or by wire transfer of immediately available funds.

          Section 2. Conditions. The obligation of the Purchaser to purchase the shares of Common Stock to be acquired by the Purchaser hereunder is subject to the concurrent consummation of the transactions contemplated by the Asset Purchase Agreement, dated as of June 5, 1996, by and among Rubatex Corporation and Uniroyal Technology Corporation.

          Section 3. Investment Representations. The Purchaser represents and warrants (i) that the Common Stock to be acquired by the Purchaser pursuant to this Agreement will be acquired for the Purchaser's own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), and will not be disposed of in contravention of the Securities Act, this Agreement or the Stockholders Agreement; (ii) that the Purchaser is able to bear the economic risk of an investment in the Common Stock for an indefinite period of time inasmuch as the Common Stock has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available; and (iii) that the Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of their purchase of the Common Stock, has had full access to such other information concerning the Company and its subsidiaries as the Purchaser has requested.

          Section 4. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail,
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return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile confirmed in writing to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

     To the Company:

          RBX Group, Inc.
          5221 ValleyPark Drive
          Roanoke, VA  24019
          Attention:  President
          Telecopy No.: (540) 561-6033

     With copies to:

          American Industrial Partners
          One Maritime Plaza, Suite 2525
          San Francisco, CA  94111
          Attention:  W. Richard Bingham
          Telecopy No.: (415) 788-5302

     To the Purchaser:

          American Industrial Partners Capital Fund, L.P.
          c/o American Industrial Partners
          One Maritime Plaza, Suite 2525
          San Francisco, CA  94111

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

          Section 5. Expenses. In the event a dispute between the Company and the Purchaser shall develop over the terms or operation of this Agreement or the Stockholders Agreement and the Purchaser obtains a final judgment against the Company with respect to such dispute, the Company shall promptly reimburse the Purchaser for his reasonable attorney's fees and out-of-pocket expenses incurred in connection with such dispute.

          Section 6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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          Section 7. Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement shall be binding upon the parties hereto and their respective successors, heirs, representatives and assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Company.

          Section 8. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and the Purchaser.

          Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.


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          IN WITNESS WHEREOF, the parties have executed this Securities Purchase
Agreement as of the date set forth above.


                                       RBX GROUP, INC.


                                       By:
                                           -------------------------------------
                                       Title:
                                              ----------------------------------


                                       AMERICAN INDUSTRIAL PARTNERS
                                       CAPITAL FUND, L.P.

                                       BY:  AMERICAN INDUSTRIAL PARTNERS, L.P.

                                       BY:  AMERICAN INDUSTRIAL PARTNERS
                                            MANAGEMENT COMPANY, INC.


                                       By:
                                           -------------------------------------
                                       Title:
                                              ----------------------------------

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